Oportun to cap new loan originations at an “all-in” 36% APR
Also moving to dismiss all pending legal collection cases

SAN CARLOS, CA – July 28, 2020 — Oportun (Nasdaq: OPRT) announced in a blog post today that it is implementing an “all-in” APR cap of 36% for all newly originated loans—nationwide.

The company described the “all-in” nature of the 36% APR cap as meaning that Oportun would not be adopting the common industry practice of charging a reduced nominal APR but seeking to collect additional fees from customers by selling ancillary products like credit insurance, which the company has never offered. Oportun anticipates that the 36% APR cap on its newly originated loans will be fully implemented by mid-August. Historically, Oportun’s average APR has been 34%, but in some cases could exceed 36%.

“We have long aspired to a 36% APR cap, because it dispels the notion that small-dollar lending to unbanked or under-banked consumers requires APRs above 36%,” said Oportun CEO Raul Vazquez. “As a mission-driven Community Development Financial Institution, we are able to implement this now because we have grown and scaled, our risk models have improved, and we’ve been able to innovate to serve our customers better with technology.”

Oportun also announced significant changes to its legal collections practices. In light of the challenging economic environment faced by many of the communities the company serves, effective immediately, Oportun will be dismissing all pending legal collection cases, suspending all new legal collection filings, and committing to reduce its future filings by more than 60% from current levels.

“As we continue to provide affordable unsecured loans, legal collections remains necessary, but we are committing to the development of new tools and approaches that better reflect who we are and are more consistent with the relationships of trust and respect we have built with our customers,” added Vazquez.

The concrete steps Oportun announced today will help advance its mission of providing inclusive, affordable financial services that empower its customers to build a better future.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven Community Development Financial Institution (CDFI). Oportun provides inclusive, affordable financial services powered by a deep, data-driven understanding of its customers and advanced proprietary technology. By lending money to hardworking, low-to-moderate-income individuals, Oportun helps them move forward in their lives, demonstrate their creditworthiness, and establish the credit history they need to access new opportunities. Oportun serves customers in English and Spanish; online and over the phone in 19 states, and in person at more than 340 retail locations across 9 of those states.

For more information, please visit https://oportun.com.

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Press Contact
Usher Lieberman
650-769-9414
usher.lieberman@oportun.com